EXHIBIT 10

                     CONSULTANT SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") dated February 28, 2005 is made by and between Cimbix Corporation, a Washington corporation ("the Company"), and Lindsey Brown, an individual resident of Canada ("Consultant").

WHEREAS, Consultant will provide due diligence services to the Company with respect to the research, development, marketability and feasibility of the patents and technology in Canada, and Consultant has agreed to make himself available as is reasonably necessary to provide such future services; and

WHEREAS, due diligence services covered by this Agreement that have been provided and that are to be provided in the future by Consultant, including making himself available as is reasonably necessary to provide such services in the future, are hereinafter referred to as the "Services"; and

WHEREAS, as partial consideration for the Services, the Company has agreed to issue shares of its common stock to Consultant as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

1. CONSIDERATION. As partial consideration for the Services of Consultant, the Company hereby agrees to forthwith issue to Consultant, a non-refundable flat fee of 560,000 shares of the common stock of the Company (the "Shares") to provide for the due diligence services.

2. REGISTRATION. The Company agrees that promptly following execution of this Agreement, prior to the issuance of the shares, it will prepare and file with the United States Securities and Exchange Commission, a Registration Statement on Form S-8 covering the Shares. The Company agrees no services will be performed until the shares are delivered to Consultant in accordance with this Agreement.

3. ACKNOWLEDGEMENT. The parties hereby confirm and acknowledge that the Services (a) consist and will consist of bona fide services rendered and to be rendered to the Company, (b) are not and will not be in connection with the offer or sale of securities in capital raising transactions, and (c) do not and will not promote or maintain a market for the securities of the Company.

4. COUNTERPARTS. This Agreement may be executed in any number of counter-parts, all of which taken together shall constitute one and the same instrument.

5. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of a party, each other party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.



6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first mentioned above.

ACCEPTED:

CONSULTANT                             CIMBIX CORPORATION


By: /s/ Lindsey Brown                  By: /s/ Donald Walker
    ------------------------           --------------------
     Lindsey Brown, Consultant         Donald Walker
                                       President/Chief Executive Officer